Exhibit 4e

MEMBERS Life Insurance Company
[2000 Heritage Way, Waverly, Iowa 50677]
Phone: [800.798.5500]
[http://www.cunamutual.com]

RETURN OF PURCHASE PAYMENT DEATH BENEFIT ENDORSEMENT

This endorsement is part of the contract to which it is attached. Should any provision of this endorsement conflict with the contract, the provisions of this endorsement will prevail.

Subject to the terms and conditions of this endorsement, we will pay a Return of Purchase Payment Death Benefit with the Flexible Premium Deferred Variable Annuity Contract as described below.

Capitalized terms within this endorsement that are not defined in this endorsement are defined in the contract to which this endorsement is attached.

The endorsement replaces the “What amount will be paid as death benefit proceeds” provision in the contract. All references to “death benefit” in the contract refer to the Return of Purchase Payment Death Benefit described in this endorsement.

ENDORSEMENT GUIDE AND INDEX

DEFINITIONS		SECTION 1

AMOUNT OF RETURN OF PURCHASE PAYMENT DEATH BENEFIT		SECTION 2

SPOUSAL CONTINUATION		SECTION 3

TERMINATION		SECTION 4

SECTION 1.	DEFINITIONS

1.01	What is the most commonly used term and what does it mean?

Return of Purchase Payment Death Benefit. The death benefit provided by this endorsement.
There is no additional charge for this Return of Purchase Payment Death Benefit.

SECTION 2. AMOUNT OF RETURN OF PURCHASE PAYMENT DEATH BENEFIT

2.01	What amount will be paid as Return of Purchase Payment Death Benefit proceeds? The amount that will be paid as Return of Purchase Payment Death Benefit proceeds is equal to the greater of:

	a.)	the current Contract Value on the date Return of Purchase Payment Death Benefit proceeds are payable; or
	b.)	the total Purchase Payments adjusted for withdrawals.

Withdrawals will proportionally reduce total Purchase Payments by the ratio of the withdrawal to the Contract Value immediately prior to the withdrawal. Withdrawals include deductions for any applicable Surrender Charge and Market Value Adjustment.

A Surrender Charge and Market Value Adjustment will not apply to Return of Purchase Payment Death Benefit proceeds. The Return of Purchase Payment Death Benefit amount will not be less than the amount required by state law in which the contract was delivered.

2018-VA-ROPEND

2.02	What is the impact on the Return of Purchase Payment Death Benefit of an Owner change? If an Owner is added or changed, the amount that will be paid upon the death of the new Owner is equal to the Contract Value on the date Return of Purchase Payment Death Benefit proceeds are payable. There is no impact on the Return of Purchase Payment Death Benefit if an Owner is removed or if the Owner is changed due to a spousal continuation, as described in Section 3.

SECTION 3.	SPOUSAL CONTINUATION

3.01	When does spousal continuation apply? If the sole primary Beneficiary is the surviving Spouse of the deceased Owner, the surviving Spouse may elect to continue the contract as the new Owner. This benefit may only be exercised one time.

3.02	How is the Contract Value impacted by a spousal continuation? Effective on the continuation date, we will set the Contract Value equal to the Return of Purchase Payment Death Benefit proceeds that would have been payable to the Spouse as the designated Beneficiary, as described in 2.01.

Any addition to the Contract Value will not be considered a Purchase Payment but will be allocated in the same manner as a new Purchase Payment, as described in the Purchase Payments and Allocations section of the contract.

3.03	What amount will be paid as Return of Purchase Payment Death Benefit proceeds after a spousal continuation? On or after the continuation date, the amount that will be paid as Return of Purchase Payment Death Benefit proceeds is equal to the greater of:

	a.)	the current Contract Value on the date the Return of Purchase Payment Death Benefit proceeds are payable; or
	b.)	the total Purchase Payments adjusted for withdrawals since the continuation date; where total Purchase Payments is equal to the Contract Value on the continuation date, increased by any additional Purchase Payments received since the continuation date.

Withdrawals will proportionally reduce total Purchase Payments by the ratio of the withdrawal to the Contract Value immediately prior to the withdrawal. Withdrawals include deductions for any applicable Surrender Charge and Market Value Adjustment.

A Surrender Charge and Market Value Adjustment will not apply to Return of Purchase Payment Death Benefit proceeds. The Return of Purchase Payment Death Benefit amount will not be less than the amount required by state law in which the contract was delivered.

SECTION 4.	TERMINATION

4.01	When does the Return of Purchase Payment Death Benefit terminate? This endorsement and Return of Purchase Payment Death Benefit will remain in effect until the earlier of:

	a.)	termination of the contract; or
	b.)	when the entire Contract Value is applied to an income payout option.

Signed for MEMBERS Life Insurance Company.